Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2025 Financial Results

– Company reports $12.7 million in revenue in Q2’25, consisting primarily of $4.5 million in YCANTH® revenue, net, reflecting sequential growth of 32.5% over Q1’25 and $8.0 million in milestone revenue from Torii Pharmaceutical –

– Completed Successful End of Phase 2 Meeting for VP-315 for Basal Cell Carcinoma; Company is preparing for the Phase 3 program and exploring non-dilutive opportunities for financing further development –

– Conference call scheduled for today at 4:30 pm ET –

WEST CHESTER, PA – August 12, 2025 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing and selling medications for skin diseases requiring medical interventions, today announced financial results for the second quarter ended June 30, 2025.

“I am pleased to report that the business momentum we experienced in the first quarter has continued into the second quarter of 2025, as demonstrated by YCANTH’s strong sequential quarterly growth in dispensed applicator units of 32.8%. As we previously reported, during the second quarter we dispensed 13,434 applicator units, and we are encouraged by this increased adoption for what we believe is the best option for healthcare providers to treat molluscum contagiosum. We are proud of achieving these results with our streamlined expense structure as we have substantially increased our productivity following our restructuring last Fall,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. “As our commercial team continues to execute, we also made significant progress in advancing our global Phase 3 program in common warts with our Japanese development partner, Torii Pharmaceutical. The commercial adoption of YCANTH by healthcare providers for patients with molluscum contagiosum is the foundation for Verrica’s potential growth into new products and markets, including the development of YCANTH for the treatment of common warts and VP-315 for the treatment of basal cell carcinoma.”

“Looking ahead, we believe our positive momentum is likely to continue. We have the opportunity to receive an additional $10 million in non-dilutive funding from Torii upon Japanese regulatory approval of YCANTH (TO-208 in Japan) for the treatment of molluscum contagiosum, and we expect a regulatory decision by the end of the year. Furthermore, we have made great strides in advancing our other key, late-stage pipeline asset, VP-315, which has demonstrated positive proof-of-concept efficacy data in a Phase 2 trial for the treatment of basal cell carcinoma. Following our End-of-Phase 2 meeting with the FDA, we now have additional clarity and broad agreement on advancing this unique and promising therapy into a pivotal Phase 3 program and preparation activities are underway. We plan to explore opportunities to fund the basal cell program, which may include strategic, non-dilutive partnerships for financing both the development of this program as well as post-approval commercialization for this potential multiple billion-dollar opportunity in the most common form of skin cancer. We plan to provide a comprehensive overview of the basal cell program, including an announcement of additional genomic and immune response data, later this year at a scientific conference. With these pipeline catalysts for our product candidates and continued momentum in our existing commercial business in molluscum, we believe Verrica is poised to generate strong and sustainable growth.”

Conference Call and Webcast Information

The Company will host a conference call today, August 12, 2025, at 4:30 pm, to discuss its second quarter 2025 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-800-267-6316

International Dial-In Number: 1-203-518-9783

Conference ID: VERRICA

Participants can use Guest dial-in #s above and be answered by an operator.

Webcast:

https://viavid.webcasts.com/starthere.jsp?ei=1725073&tp_key=4eb16e1992

The call will be broadcast live over the Web and can also be accessed on Verrica Pharmaceuticals’ website: www.verrica.com.

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

CORPORATE

•

On July 1, 2025, the Company announced a second amendment to its Collaboration and Licensing Agreement with Torii Pharmaceutical Co. Ltd. (“Torii”) to initiate the global Phase 3 program of VP-102/TO-208 (YCANTH), for the treatment of common warts.

•	Torii agreed to accelerate an $8 million milestone payment to Verrica for initiating the global Phase 3 program, which the Company received in July 2025.

•

Torii agreed to pay Verrica a $10 million milestone payment for the Japanese approval of YCANTH (TO-208 in Japan) for molluscum in cash, rather than as an offset to trial costs. The regulatory decision is expected to occur by the end of 2025.

•	Verrica expects to dose the first patient in the global Phase 3 program in the United States in the fourth quarter of 2025.

•

Torii will continue to split the costs of the global Phase 3 program with Verrica on a 50/50 basis and will pay the first $40 million of the trial costs, representing approximately 90% of the current trial budget. To repay its half of the trial costs, Verrica will offset amounts otherwise owed by Torii for future royalties, certain transfer price payments and remaining development milestones (not including the $8 million and $10 million milestone payments noted above).

•

Verrica will initiate a manufacturing transfer to Torii for YCANTH (TO-208) applicators to be sold in Japan, which is expected to take place in stages over the next several years. In the interim, Verrica will continue to receive from Torii a transfer price for applicators manufactured by Verrica’s manufacturing partners. After the transfer of at least one component of the manufacturing process, Verrica will begin receiving royalties related to net sales in Japan of applicators manufactured by Torii and/or its manufacturing partners in lieu of the transfer price for completed applicators.

•

At the close of trading on July 24, 2025, the Company effected a reverse stock split at a ratio of 1-for-10 shares of its common stock. As a result, every ten shares of the Company’s issued and outstanding common stock were automatically combined into one share. The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage ownership interest in the Company. This split reduced the number of issued shares of common stock from 92,650,404 shares to 9,265,034 shares of common stock. The number of shares of the Company’s common stock outstanding was reduced from 92,545,260 to 9,254,520.

YCANTH® (VP-102)

•

On July 9, 2025, the Company reported a record 13,434 YCANTH dispensed applicator units in the second quarter of 2025. This second quarter growth in dispensed applicator units represents a sequential increase of 32.8% over the first quarter of 2025.

VP-315

•

The Company is encouraged by its recent end-of-Phase 2 meeting with the FDA, and plans on providing a comprehensive overview of this program, including additional genomic and immune response data for VP-315, later this year at a scientific conference.

Financial Results

Second Quarter 2025 Financial Results

•

Product revenue, net was $4.5 million for the three months ended June 30, 2025, compared to $4.9 million for the three months ended June 30, 2024. Product revenue, net, related to the delivery of YCANTH (VP-102) to our distribution partners. For the three months ended June 30, 2024, product revenue, net included an initial one-time stock-in related to the expansion of our specialty distribution network to bring on an additional specialty distributor, which represented approximately 54% of product revenue, net in the period.

•

License and collaboration revenue was $8.2 million for the three months ended June 30, 2025, compared to $0.3 million for the three months ended June 30, 2024. Collaboration revenue for the three months ended June 30, 2025 consisted of an $8.0 million milestone payment from Torii as well as supplies and development activity. Collaboration revenue for the three months ended June 30, 2024 consisted of supplies and development activity with Torii.

•	Costs of product revenue were $0.3 million for the quarter ended June 30, 2025, compared to $0.4 million for the quarter ended June 30, 2024.

•

Selling, general and administrative expenses were $8.9 million for the quarter ended June 30, 2025, compared to $16.5 million for the same period in 2024. The decrease of $7.7 million was primarily due to lower expenses related to commercial activities for YCANTH (VP-102), including decreases in compensation, stock compensation, benefits and travel due to reduced sales force of $5.7 million, decreased marketing and sponsorship costs of $1.1 million, and decreased legal costs of $0.9 million.

•

Research and development expenses were $1.8 million for the quarter ended June 30, 2025, compared to $3.3 million for the same period in 2024. The decrease of $1.5 million was primarily related to decreased chemistry, manufacturing and controls (CMC) and medical affairs costs of $0.6 million, as well as decreased clinical operations costs of $0.8 million, mostly related to the phase 2 clinical trial for VP-315.

•	Interest income was $0.2 million for the quarter ended June 30, 2025, compared to $0.4 million for the same period in 2024. The decrease of $0.2 million was primarily due to a lower cash balance.

•

Interest expense was $2.1 million for the quarter ended June 30, 2025, and $2.4 million for the same period in 2024. Interest expense is related to borrowings under the OrbiMed Credit Agreement. The decrease of $0.2 million was related to a lower principal balance.

•	For the quarter ended June 30, 2025, net income was $0.2 million, or $0.02 per basic and diluted share, compared to a net loss of $17.2 million, or $3.70 per share, for the same period in 2024.

•

For the quarter ended June 30, 2025, non-GAAP net income was $2.4 million, or $0.25 per basic and diluted share, compared to a non-GAAP net loss of $14.4 million, or $3.11 per share, for the same period in 2024.

•	As of June 30, 2025, Verrica had $15.4 million in cash and cash equivalents.

Year-to-Date Financial Results

•

Product revenue, net was $8.0 million for the six months ended June 30, 2025, compared to $8.1 million for the six months ended June 30, 2024. For the six months ended June 30, 2024, product revenue, net included an initial one-time stock-in related to the expansion of our specialty distribution network to bring on an additional specialty distributor, which represented approximately 32% of product revenue, net in the period.

•

License and collaboration revenue was $8.2 million for the six months ended June 30, 2025, compared to $0.9 million for the six months ended June 30, 2024. License and collaboration revenue for the six months ended June 30, 2025 consisted of an $8.0 million milestone payment from Torii as well as supplies and development activity. License and collaboration revenue for the six months ended June 30, 2024 consisted of supplies and development activity with Torii.

•	Costs of product revenue were $0.8 million for the six months ended June 30, 2025, compared to $0.9 million for the six months ended June 30, 2024.

•

Selling, general and administrative expenses were $17.7 million in the six months ended June 30, 2025, compared to $32.9 million for the same period in 2024. The decrease of $15.2 million was primarily due to lower expenses related to commercial activities for YCANTH (VP-102), including decreases in compensation, stock compensation, benefits and travel due to reduced sales force of $10.6 million, decreased marketing and sponsorship costs of $3.2 million, and decreased legal, general and administrative costs of $1.4 million.

•

Research and development expenses were $4.1 million in the six months ended June 30, 2025, compared to $8.3 million for the same period in 2024. The decrease of $4.1 million was primarily related to decreased clinical trial costs for VP-315 of $2.6 million and decreased regulatory and medical affairs costs of $0.7 million.

•	Interest income was $0.6 million for the six months ended June 30, 2025, compared to $1.0 million for the same period in 2024. The decrease of $0.4 million was primarily due to a lower cash balance.

•

Interest expense was $4.3 million for the six months ended June 30, 2025, and $4.7 million for the same period in 2024. Interest expense is related to borrowings under the OrbiMed Credit Agreement. The decrease of $0.4 million was related to a lower principal balance.

•	For the six months ended June 30, 2025, net loss was $9.5 million, or $1.01 per share, compared to a net loss of $37.5 million, or $8.07 per share, for the same period in 2024.

•	For the six months ended June 30, 2025, non-GAAP net loss was $5.4 million, or $0.57 per share, compared to a non-GAAP net loss of $32.2 million, or $6.93 per share, for the same period in 2024.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH® is the first and only commercially available product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH® was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH® was a safe and effective therapeutic for the treatment of molluscum. Approximately 225 million lives are eligible to receive YCANTH® covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only commercially available treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

About Dispensed Applicator Units

Dispensed applicator units represent applicators (a) shipped to healthcare professionals from Verrica’s contracted pharmacy partners for fulfillment, (b) sold by Verrica’s distribution partners to independent and regional pharmacies, and (c) sold to physician offices, hospitals and other clinics on a buy and bill basis.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about receipt of additional non-dilutive capital from Torii and the timing of the related regulatory decision, the commercialization of YCANTH and the clinical development and benefits of Verrica’s product candidates, including YCANTH (VP-102) and VP-315. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,
	2025	2024
Product revenue, net	$4,534	$4,892
License and collaboration revenue	8,168	285

Total revenue	12,702	5,177

Operating expenses:
Cost of product revenue	340	360
Cost of collaboration revenue	154	182
Selling, general and admin.	8,852	16,522
Research and development	1,846	3,319

Total operating expenses	11,192	20,383

Income (loss) from operations	1,510	(15,206)
Interest income	228	393
Interest expense	(2,131)	(2,368)
Change in fair value of derivative liability	598	—
Other expense	(1)	(5)

Net income (loss)	$204	$(17,186)

Net income (loss) per share, basic	$0.02	$(3.70)

Weighted-average common shares outstanding, basic and diluted	9,488,055	4,650,227

Net income (loss) per share, basic and diluted	$0.02	$(3.70)

Weighted-average common shares outstanding, basic and diluted	9,490,600	4,650,227

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2025	2024
Product revenue, net	$7,956	$8,124
License and collaboration revenue	8,185	879

Total revenue	16,141	9,003

Operating expenses:
Cost of product revenue	763	906
Cost of collaboration revenue	168	774
Selling, general and admin.	17,700	32,861
Research and development	4,130	8,267

Total operating expenses	22,761	42,808

Loss from operations	(6,620)	(33,805)
Interest income	565	991
Interest expense	(4,334)	(4,687)
Change in fair value of derivative liability	852	—
Other expense	(1)	(16)

Net loss	$(9,538)	$(37,517)

Net loss per share	$(1.01)	$(8.07)

Weighted-average common shares outstanding	9,485,907	4,649,297

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2025	June 30, 2024
Cash and cash equivalents	$15,396	$46,329
Accts rec., prepaid expenses and inventory	21,385	4,850

Total current assets	36,781	51,179
PP&E, lease right of use asset, other	2,326	2,955

Total assets	$39,107	$54,134

Total liabilities	$56,591	$63,994
Total stockholders’ equity	(17,484)	(9,860)

Total liabilities and stockholders’ equity	$39,107	$54,134

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Three Months Ended June 30, 2025
	Income from operations	Net income	Net income per share (basic and diluted)
GAAP	$1,510	$204	$0.02
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	588	588
Stock-based compensation – Research and development (a)	300	300
Derivative liability change in value	—	598
Non-cash interest expense (b)	—	691

Adjusted	$2,398	$2,381	$0.25

	Three Months Ended June 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(15,206)	$(17,186)	$(3.70)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	1,715	1,715
Stock-based compensation – Research & development (a)	513	513
Non-cash interest expense (b)	—	516

Adjusted	$(12,978)	$(14,442)	$(3.11)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Six Months Ended June 30, 2025
	Loss from operations	Net loss	Net loss per share
GAAP	$(6,620)	$(9,538)	$(1.01)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	1,373	1,373
Stock-based compensation – Research and development (a)	541	541
Derivative liability change in value	—	852
Non-cash interest expense (b)	—	1,359

Adjusted	$(4,706)	$(5,413)	$(0.57)

	Six Months Ended June 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(33,805)	$(37,517)	$(8.07)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	3,337	3,337
Stock-based compensation – Research & development (a)	963	963
Non-cash interest expense (b)	—	999

Adjusted	$(29,505)	$(32,218)	$(6.93)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com